Pricing Supplement No. 003                 Filing under Rule 424(b)(2)
   Dated March 24, 1997                        Registration No. 333-22347

   (To Prospectus dated March 18, 1997, supplemented by Prospectus Supplement dated March 21, 1997)

                                $300,000,000
                        NIPSCO CAPITAL MARKETS, INC.
                              Medium-Term Notes
                 Due Nine Months or More From Date of Issue
                            ____________________

               Entitled to the benefit of a Support Agreement
           Providing for the Payment of Principal and Interest by
                           NIPSCO Industries, Inc.
                            ____________________


   Principal Amount: $2,000,000         Interest Payment     March 15 and
                                          Date(s):           September 15

   Trade Date:       March 24, 1997     Specified Currency:  U.S. Dollars

   Original Issue                       Selling Agent's
     Date:           March 27, 1997       Commission:        $12,500

   Interest Rate:    7.38%              Net Proceeds
                                          to the Company:    $1,987,500
   Stated Maturity
     Date:           March 27, 2007

   Form:  _XX_ Book Entry ___ Certified


   The Medium-Term Note described in this Pricing Supplement is being sold through Goldman, Sachs & Co., as Agent.

   Prior to the date of this Pricing Supplement, no Medium-Term Notes of the Company have been sold. Concurrently herewith, the Company is also selling (1) $30,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of March 27, 2017 and bearing an interest rate of 7.86% at the initial price to the public equal to 100% of par, less a fee to the Agents equal to 0.75%; such $30,000,000 principal amount Medium-Term Notes is being sold in increments of $10,000,000, respectively by: (a) Goldman, Sachs & Co., (b) Merrill Lynch & Co. and (c) Morgan Stanley & Co. Incorporated; and (2) $2,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of March 27, 2017 and bearing an interest rate of 7.85% at the initial offering price to the public equal to 100% of par less a fee to Goldman, Sachs & Co.,as Agent, equal to 0.75%.

   Goldman, Sachs & Co.
                        Merrill Lynch & Co.
                                             Morgan Stanley & Co.
                                                  Incorporated